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Exhibit 99.1
Press Release

              Sterling Bancshares Issues Trust Preferred Securities

Tuesday September 3, 5:04 pm ET

HOUSTON, Sept. 3 /PRNewswire-FirstCall/ -- Sterling Bancshares, Inc. (Nasdaq:
SBIB - News) announced today that it has completed a private placement of $20 million in floating rate trust preferred securities through a newly formed Connecticut statutory trust, Sterling Bancshares Statutory Trust One.

The trust preferred securities, which qualify as Tier I capital, have a maturity of 30 years and the holders are entitled to receive cumulative cash distributions on a quarterly basis at a variable annual rate, reset quarterly, at a spread to three month LIBOR. In general, the securities will not be redeemable for five years except in the event of certain special redemption events.

The trust preferred securities were sold to STI Investment Management, Inc., an affiliate of SunTrust Banks, Inc. The proceeds from the sale of the trust preferred securities were invested in Sterling Bancshares' floating rate junior subordinated deferrable interest debentures.

Sterling Bancshares intends to use the proceeds from the sale of the debentures to fund its acquisition of ENB Bankshares, Inc., to reduce its debt and for general working capital purposes.

Sterling Bancshares, Inc. is a Houston-based bank holding company that operates 38 community-banking offices in the greater metro areas of Dallas, Houston, San Antonio, and South Texas. Sterling also provides mortgage- banking services through its 80 percent-owned subsidiary, Sterling Capital Mortgage Company. Sterling's common stock is traded through the Nasdaq National Market System under the symbol SBIB. For more information on Sterling Bancshares, please visit the company's web site at www.banksterling.com.

Except for historical information contained herein, this press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, the following: general business and economic conditions in the markets the Company serves may be less favorable than anticipated which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; changes in market rates and prices may adversely impact the value of securities, loans, deposits and other financial instruments; the Company's liquidity requirements could be adversely affected by changes in its assets and liabilities; legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; competitive factors may increase, including product and pricing pressures among financial services organizations; and changes in fiscal and governmental policies of the United States federal government could have an adverse effect on the Company's business. Please also read the additional risks and factors described from time to time in the Company's reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

     For More Information Contact:
     Eugene S. Putnam, Jr., Chief Financial Officer
     713-507-7292